Exhibit 99.1

NEWS RELEASE	Company Contact:
Meghan Lublin
For Immediate Release	(703) 854-0299

Sunrise Signs Twelfth Amendment to Bank Credit Facility through December 2, 2009

MCLEAN, Va., April 28, 2009 – Sunrise Senior Living, Inc. (NYSE: SRZ) today announced it has entered into a twelfth amendment to its Bank Credit Facility, which eliminates all financial covenants, except a minimum liquidity covenant, through the December 2, 2009 maturity date.

“We are very pleased that our bank group has worked with us to maintain our line through its maturity date,” said Mark Ordan, Sunrise’s chief executive officer. “This enables us to continue our restructuring efforts as we focus on our core business.”

In addition to eliminating all financial covenants, except for a minimum liquidity test, the twelfth amendment relieves Sunrise’s lenders and letter of credit issuers from advancing any additional proceeds of the loans to the borrowers, and from issuing any new letters of credit for the benefit of Sunrise or any of its subsidiaries through the maturity date.

The amendment requires Sunrise to provide the lenders with additional financial, operational and liquidity reports through the maturity date. The amendment further extends and modifies the application of certain existing negative covenants through the maturity date.

As of April 27, 2009, Sunrise had outstanding borrowings of $72.7 million under the Bank Credit Facility and outstanding letters of credit of approximately $24.5 million.

Further details concerning the twelfth amendment will be contained in a Current Report on Form 8-K to be filed by Sunrise with the U.S. Securities and Exchange Commission.

About Sunrise Senior Living
Sunrise Senior Living, a McLean, Va.-based company, employs approximately 40,000 people. As of December 31, 2008, Sunrise operated 435 communities in the United States, Canada, Germany and the United Kingdom, with a combined capacity for approximately 54,000 residents. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as nursing, rehabilitative and hospice care. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit www.sunriseseniorliving.com.

Forward-Looking Statements
Certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, changes in Sunrise’s anticipated cash flow and liquidity; Sunrise’s ability to maintain adequate liquidity to operate its business and execute its restructuring; Sunrise’s ability to obtain waivers, cure or reach agreements with respect to defaults under Sunrise’s loan, joint venture and construction agreements; Sunrise’s ability to negotiate a comprehensive restructuring of Sunrise’s obligations in respect of its Germany communities, its Fountains portfolio and certain other of its ventures; Sunrise’s ability to refinance its Bank Credit Facility and other debt due in 2009 and/or raise funds from other capital sources; Sunrise’s ability to achieve anticipated savings from Sunrise’s cost reduction program; the outcome of the U.S. Securities and Exchange Commission’s investigation; the outcomes of pending putative class action and shareholders’ derivative litigation; the outcome of the Trinity investigation by the Office of the Inspector General of the Department of Health and Human Services and qui tam lawsuit relating to Trinity in which we are a defendant; the outcome of the IRS audit of Sunrise’s tax returns for the tax years ended December 31, 2005, 2006 and 2007; the status and outcome of the exploration of strategic alternatives; Sunrise’s ability to continue to recognize income from refinancing and sales of communities by ventures; risk of changes in Sunrise’s critical accounting estimates; risk of further write-downs or impairments of Sunrise’s assets; risk of future obligations to fund guarantees and other support arrangements to some of Sunrise’s ventures, lenders to the ventures or third-party owners; risk of declining occupancies in existing communities or slower than expected leasing of new communities; risk resulting from any international expansion; development and construction risks; risks associated with past or any future acquisitions; compliance with government regulations; risk of new legislation or regulatory developments; business conditions and market factors that could affect the value of Sunrise’s properties; competition and our response to pricing and promotional activities of our competitors; changes in interest rates; unanticipated expenses; the risks of further downturns in general economic conditions including, but not limited to, financial market performance, consumer credit availability, interest rates, inflation, energy prices, unemployment and consumer sentiment about the economy in general; risks associated with the ownership and operation of assisted living and independent living communities; and other risks detailed in Sunrise’s 2008 Annual Report on Form 10-K filed with the SEC, as may be amended or supplemented in Sunrise’s Form 10-Q filings or otherwise. Sunrise assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.